Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

WHITING PROGRAMS, INC.

FIRST. The name of the corporation is Whiting Programs, Inc.

SECOND. The address of its registered office in the State of Delaware is No. 100 West Tenth Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. (a) The nature, objects and purposes of the business to be transacted shall be as follows:

(i) To acquire (by lease, purchase, farmout or otherwise), own, hold, explore, develop, operate, sell and otherwise dispose of oil and gas leases, mineral leases, oil and gas royalties, overriding royalties, production payments and other interests and rights in oil or gas properties (whether proven or unproven, producing or non-producing) in the United States or elsewhere; to drill for, produce, process, refine, transport, sell and exchange oil, gas, other hydrocarbons and related products; to make contributions to others for or in connection with the drilling of wells which in management’s opinion may tend to prove or disprove the values of property interests in the corporation; to acquire, own, hold and operate interests in other properties, facilities or assets of a character acquired, owned or operated by persons engaged generally in the oil and gas business or which, in the opinion of management, relate to the other business of the corporation; to sell, exchange, lease or otherwise dispose of all or any portion of its assets and generally to engage in all aspects of the oil and gas business. The corporation may become a general partner or limited partner or joint venturer with others to accomplish any of the foregoing purposes.

(ii) To acquire businesses. To acquire (whether for cash or in exchange for its assets or securities, or otherwise), operate and deal in other businesses of all types and interests therein.

(iii) To engage in other lawful business. To engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

(b) In furtherance of the foregoing purposes the corporation shall have and may exercise all of the rights, powers and privileges granted by the General Corporation Law of the State of Delaware. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

FOURTH. (a) The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of common stock, each having a par value of $.10.

(b Each stockholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(c) No stockholder of the corporation shall have any pre-emptive or similar right to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

FIFTH. The name and mailing address of the incorporator is:

Paul E. Smith

1700 Broadway, Suite 1800

Denver, Colorado 80290

SIXTH. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and have qualified are:

Name	Mailing Address
Kenneth R. Whiting	Suite 1010 817 17th Street Denver, Colorado 80202

Earl E. Rossman, Jr.	Suite 1010 817 17th Street Denver, Colorado 80202

SEVENTH. The corporation is to have perpetual existence.

EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

TENTH. The board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

Dated this 8th day of December, 1981.

/s/ Paul E. Smith - Incorporator
Paul E. Smith - Incorporator

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